EXHIBIT 4.3

Notice of Intent to Exercise Conversion Right

June __, 2005

VillageEDOCS
14471 Chambers Road, Ste. 105
Tustin, CA  92780

Attn:  Corporate Secretary

Dear Sir:

Pursuant to Section 3(a) of that certain Promissory Note Modification Agreement dated June ___, 2005 (the "Agreement") by and between the undersigned and VillageEDOCS, a California corporation (the "Company"), the undersigned, with respect to $________ in unpaid principal on all outstanding convertible promissory notes held by the undersigned, hereby elects to exercise the conversion right granted thereby to acquire ______________ shares of the common stock of the Company at $0.10 per share.

The undersigned represents and warrants to the Company that the undersigned is acquiring the shares for investment only and not with a view to distribution or resale except for transactions on the public market in accordance with applicable law.

Dated: _____________                                  ______________________________

                                                                        _______________________________
                                                                        Print Name

Acknowledgment

VillageEDOCS

By:

_________________________________                  ________________________

K. Mason Conner                                                       Date
President and Chief Executive Officer